                                                                    (CHASE LOGO)
Prospectus Supplement (To Prospectus Dated August 21, 1998)
$300,000,000
THE CHASE MANHATTAN CORPORATION
6% SUBORDINATED NOTES DUE 2005

MATURITY

-   The Subordinated Notes will mature on November 1, 2005.

INTEREST

- Interest on the Subordinated Notes will be payable on May 1 and November 1 of each year, beginning May 1, 1999.
-   Interest will accrue from November 6, 1998.

REDEMPTION

-   We cannot redeem the Subordinated Notes prior to their maturity.
-   There is no sinking fund.

LISTING

-   We do not intend to list the Subordinated Notes on any securities exchange.

RANKING

- The Subordinated Notes are unsecured. They will rank junior to our Senior Indebtedness and, under certain circumstances, to our Additional Senior Obligations.
- Holders of Subordinated Notes may not accelerate the maturity of the Subordinated Notes, except upon our bankruptcy or insolvency.

     ----------------------------------------------------------------------

THE SUBORDINATED NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SUBORDINATED NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     ----------------------------------------------------------------------


                                                 Per Note                        Total
   Initial Price to Public                       99.900%                         $299,700,000
   Underwriting Discount                         0.625%                          $  1,875,000
   Proceeds to Us (Before Expenses)              99.275%                         $297,825,000

Your purchase price will also include any interest that has accrued on the Subordinated Notes from November 6, 1998.
     ----------------------------------------------------------------------

- The Subordinated Notes will be delivered to you in global form through the book-entry delivery system of The Depository Trust Company on November 6, 1998.

- The underwriters listed below will purchase the Subordinated Notes from us on a firm commitment basis and offer them to you, subject to certain conditions.

- Our affiliates, including Chase Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the Subordinated Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

CHASE SECURITIES INC.
              BEAR, STEARNS & CO. INC.
                             LEHMAN BROTHERS
                                         MERRILL LYNCH & CO.
                                                   SALOMON SMITH BARNEY
     ----------------------------------------------------------------------
          The date of this prospectus supplement is October 30, 1998.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. You should not rely on any other information in making your investment decision.

     We are offering to sell the Subordinated Notes only in places where sales are permitted.

     You should not assume that the information in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates.
             ------------------------------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Certain Terms of the Subordinated
  Notes                                 S-3
Underwriting                            S-3
Legal Opinions                          S-5


                                        PAGE
                                        ----
PROSPECTUS
Summary                                   2
The Chase Manhattan Corporation           6
Use of Proceeds                           6
Description of Debt Securities            7
Description of Preferred Stock           17
Description of Common Stock              24
Description of Securities Warrants       25
Description of Currency Warrants         26
Plan of Distribution                     27
Experts                                  28
Legal Opinions                           28

                    CERTAIN TERMS OF THE SUBORDINATED NOTES

     The following description of the particular terms of the 6% Subordinated Notes Due 2005 (the "Subordinated Notes") supplements the description of the general terms of the Subordinated Securities set forth under the headings "Description of Debt Securities -- General" and "-- Subordinated Securities" in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the Subordinated Indenture referred to in the prospectus.

     The Subordinated Notes are a series of Subordinated Securities. They will be issued under the Subordinated Indenture and will be limited to $300,000,000 aggregate principal amount. They will mature on November 1, 2005.

     The Subordinated Notes will bear interest at the annual rate of 6%. Interest on the Subordinated Notes will accrue from November 6, 1998. We will pay interest on the Subordinated Notes semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 1999. Interest will be paid to the persons in whose names the Subordinated Notes are registered at the close of business on the preceding April 15 and October 15.

     We will make all principal and interest payments on the Subordinated Notes in immediately available funds. All sales of the Subordinated Notes, including secondary market sales, will settle in immediately available funds.

     We cannot redeem the Subordinated Notes prior to their maturity. No sinking fund is provided for the Subordinated Notes.

     The Subordinated Notes may be issued in denominations of $1,000 and integral multiples of $1,000. The Subordinated Notes will be represented by one or more permanent global Subordinated Notes registered in the name of DTC or its nominee, as described under "Description of Debt Securities -- Permanent Global Debt Securities" in the attached prospectus.

     Our obligations under the Subordinated Notes will be subordinated in right of payment to all of our Senior Indebtedness and, under certain circumstances, to all of our Additional Senior Obligations, as described in the attached prospectus under the heading "Description of Debt Securities -- Subordinated Securities -- Subordination." As of September 30, 1998, our outstanding Senior Indebtedness and Additional Senior Obligations totaled approximately $8.6 billion.

     Holders of the Subordinated Notes may not accelerate the maturity of the Subordinated Notes, except in the event of our bankruptcy or reorganization. Holders may not accelerate the Subordinated Notes if we fail to pay interest or fail to perform any other agreement in the Subordinated Notes or the Subordinated Indenture. See "Description of Debt Securities -- Subordinated Securities -- Defaults and Waivers" in the attached prospectus.

                                  UNDERWRITING

     We and the underwriters named below (the "Underwriters") have entered into an underwriting agreement relating to the offer and sale of the Subordinated Notes (the "Underwriting Agreement"). In the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Subordinated Notes that appears opposite the name of that Underwriter below:

UNDERWRITER                                                   PRINCIPAL AMOUNT
-----------                                                   ----------------
Chase Securities Inc. ......................................    $240,000,000
Bear, Stearns & Co. Inc. ...................................      15,000,000
Lehman Brothers Inc. .......................................      15,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................      15,000,000
Salomon Smith Barney Inc. ..................................      15,000,000
                                                                ------------
          Total.............................................    $300,000,000
                                                                ============

     The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase the Subordinated Notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the Underwriting Agreement. The Underwriters have agreed to purchase all of the Subordinated Notes if any of them are purchased.

     The Underwriters have advised us that they propose to offer the Subordinated Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The Underwriters may offer the Subordinated Notes to selected dealers at the public offering price minus a selling concession of up to 0.375% of the principal amount. In addition, the Underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.250% of the principal amount to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

     In the Underwriting Agreement, we have agreed that:

     - we will pay our expenses related to this offering, which we estimate will be $50,000; and

     - we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Subordinated Notes are a new issue of securities, and there is currently no established trading market for the Subordinated Notes. In addition, we do not intend to apply to list the Subordinated Notes on any securities exchange or to have the Subordinated Notes quoted on a quotation system. The Underwriters have advised us that they intend to make a market in the Subordinated Notes. However, they are not obligated to do so and may discontinue any market-making in the Subordinated Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Subordinated Notes will develop, that you will be able to sell your Subordinated Notes at a particular time or that the price you receive when you sell will be favorable.

     We own all the outstanding equity securities of Chase Securities Inc. ("CSI"). The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding an NASD member firm's underwriting of securities of an affiliate. In accordance with Rule 2720, no Underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

     Our affiliates, including CSI, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the Subordinated Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

     In connection with this offering of the Subordinated Notes, CSI, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Overallotment involves sales in excess of the offering size, which create a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Subordinated Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Subordinated Notes. Syndicate covering transactions involve purchases of the Subordinated Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Subordinated Notes to be higher than it would otherwise be in the absence of those transactions. If CSI engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

     Certain of the Underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     We will deliver the Subordinated Notes to the Underwriters at the closing of this offering when the Underwriters pay us the purchase price for the Subordinated Notes. The Underwriting Agreement provides that the closing will occur on November 6, 1998, which is five business days after the date of this prospectus supplement. Rule 15c6-1 under the Exchange Act generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

                                 LEGAL OPINIONS

     Simpson Thacher & Bartlett, New York, New York, will deliver an opinion for us regarding the validity of the Subordinated Notes. Cravath, Swaine & Moore, New York, New York, will provide a similar opinion for the Underwriters. Cravath, Swaine & Moore has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

                             [Chase Manhattan Logo]

                        THE CHASE MANHATTAN CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.
YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                    THIS PROSPECTUS IS DATED AUGUST 21, 1998

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement that together give the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information About The Company" on page 5 for information on our company and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

                        THE CHASE MANHATTAN CORPORATION

     Our company is a registered bank holding company. Through various subsidiaries, we conduct domestic and international financial services businesses. At June 30, 1998, we were the largest banking institution in the United States, with $367 billion in assets and $23 billion in stockholders' equity.

     Our principal bank subsidiaries are The Chase Manhattan Bank, headquartered in New York, Chase Manhattan Bank USA, National Association, headquartered in Delaware, and Chase Bank of Texas, National Association, headquartered in Texas. Our principal non-bank subsidiary is Chase Securities Inc., which is engaged in securities underwriting and dealing.

     On March 31, 1996, The Chase Manhattan Corporation merged into Chemical Banking Corporation, which changed its name to "The Chase Manhattan Corporation." The merger was accounted for as a pooling-of-interests. Therefore, the information in this prospectus, the accompanying prospectus supplement and the other documents we file with the SEC is stated on a combined basis as if the merger had been in effect for all periods presented.

                          THE SECURITIES WE MAY OFFER

     This prospectus is part of a registration statement (No. 333-56573) (the "Registration Statement") that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $4,201,882,414 of any of the following securities, either separately or in units: debt, preferred stock, depositary shares, common stock and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

     We may offer unsecured general obligations of our company, which may be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"). The Senior Securities and the Subordinated Securities are together referred to in this prospectus as the "Debt Securities". The Senior Securities will have the same rank as all of our other unsecured, unsubordinated debt. The Subordinated Securities will be entitled to payment only after payment on our Senior Indebtedness (as described below). In addition, under certain circumstances relating to our insolvency or a similar event, the Subordinated Securities will be entitled to payment only after the payment of claims relating to Additional Senior Obligations (as described below).

     The Senior Securities will be issued under an indenture between us and Bankers Trust Company, as trustee. The Subordinated Securities will be issued under an indenture between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the Debt Securities from the indentures. We encourage you to read the indentures (which are exhibits to the Registration Statement) and our recent periodic and current reports that we file with the SEC. Directions on how you can get copies of these reports are provided on page 5.

     We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries (except to the extent that our company is recognized as a creditor of those subsidiaries). Claims of creditors of our subsidiaries other than our company include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED SECURITIES

     - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction, recapitalization or restructuring involving our company.

     - The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the Debt Securities, and we will be released from all liabilities and obligations.

     - The indentures provide that holders of a majority of the total principal amount of outstanding Debt Securities of any series may vote to change certain of our obligations or certain of your rights concerning the Debt Securities of that series. However, to change the amount or timing of principal, interest or other payments under the Debt Securities, every holder in the series must consent.

     - If an Event of Default (as described below) occurs with respect to any series of Debt Securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR SECURITIES

     We have agreed in the indenture relating to the Senior Securities that we and our subsidiaries will not sell voting stock of The Chase Manhattan Bank, and that The Chase Manhattan Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of The Chase Manhattan Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of The Chase Manhattan Bank into another domestic bank if our company and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

     If we satisfy certain conditions in the indenture relating to the Senior Securities, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the Senior Securities when due.

     Events of Default. The indenture relating to the Senior Securities provides that the following are events of default:

     - Interest not paid for 30 days after due date.
     - Principal or premium not paid when due.
     - Sinking fund payment not paid for 5 days after due date.
     - Covenant breach continues for 60 days after notice.
     - Principal payment default on debt (including Senior Securities of other series) having an aggregate principal amount of more than $25,000,000 is not rescinded within 30 days after notice.
     - Acceleration of more than $25,000,000 aggregate principal amount of debt (including Senior Securities of other series) is not rescinded within 30 days after notice.
     - Occurrence of certain bankruptcy or insolvency events.
     - Occurrence of any other event of default specified in the prospectus supplement.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED SECURITIES

     The Subordinated Securities will be subordinated to all "Senior Indebtedness", which includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the Subordinated Securities. At June 30, 1998, approximately $9.7 billion of Senior Indebtedness was outstanding.

     In an insolvency of or similar event relating to our company, creditors holding "Additional Senior Obligations" would also be entitled to full payment before any amounts could be distributed to holders of the Subordinated Securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest, foreign exchange and commodity contracts, but excluding claims under Senior Indebtedness or claims under obligations having the same rank as, or ranking junior to, the Subordinated Securities. At June 30, 1998, approximately $2.4 billion of Additional Senior Obligations were outstanding.

     Events of Default. The indenture relating to the Subordinated Securities provides that the following are events of default:

     - Occurrence of certain bankruptcy or insolvency events.

     - Occurrence of any other event of default specified in the prospectus supplement.

PREFERRED STOCK AND DEPOSITARY SHARES

     We may issue our preferred stock, par value $1 per share in one or more series (the series being offered are referred to as "Preferred Stock"). We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of Preferred Stock that will be represented by Depositary Shares and Depositary Receipts.

COMMON STOCK
     We may issue our common stock, par value $1 per share (the "Common Stock"). Holders of Common Stock are entitled to receive dividends when declared by the Board of Directors (subject to rights of preferred stock holders). Each holder of Common Stock is entitled to one vote per share. The holders of Common Stock have no preemptive rights or cumulative voting rights.

WARRANTS

     We may issue warrants for the purchase of Debt Securities, Preferred Stock or Common Stock ("Securities Warrants"). We may also issue warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies ("Currency Warrants"). We may issue warrants independently or together with other securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The consolidated ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                               SIX MONTHS
                                                 ENDED
                                                JUNE 30,           YEAR ENDED DECEMBER 31,
                                               ----------    ------------------------------------
                                                  1998       1997    1996    1995    1994    1993
                                                  ----       ----    ----    ----    ----    ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits............      1.78       1.82    1.66    1.90    1.86    1.62
  Including Interest on Deposits............      1.39       1.43    1.32    1.41    1.42    1.31
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits............      1.75       1.77    1.60    1.82    1.76    1.52
  Including Interest on Deposits............      1.38       1.41    1.30    1.38    1.38    1.27

     For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                      WHERE YOU CAN FIND MORE INFORMATION
                               ABOUT THE COMPANY

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     (a) Annual Report on Form 10-K for the year ended December 31, 1997;
     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;
     (c) Current Reports on Form 8-K filed on January 21, 1998, January 28, 1998, March 17, 1998, April 24, 1998, May 20, 1998, June 15, 1998, July 24, 1998
and July 30, 1998;
     (d) The descriptions of our Common Stock and Preferred Stock contained in our Registration Statements filed under Section 12 of the Securities Exchange Act of 1934.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

     Office of the Secretary
     The Chase Manhattan Corporation
     270 Park Avenue
     New York, NY 10017
     212-270-4040

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                        THE CHASE MANHATTAN CORPORATION

GENERAL

     The Chase Manhattan Corporation (the "Company", which may be referred to as "we" or "us") is a bank holding company registered under the Bank Holding Company Act of 1956. We were organized as a Delaware corporation in 1968. As of June 30, 1998, we were the largest banking institution in the United States, with $367 billion in assets and $23 billion in stockholders' equity.

     We conduct domestic and international financial services businesses through various bank and non-bank subsidiaries. Our principal bank subsidiaries are The Chase Manhattan Bank, a New York banking corporation (the "Bank"), Chase Manhattan Bank USA, National Association, headquartered in Delaware ("Chase USA"), and Chase Bank of Texas, National Association, headquartered in Texas ("Chase Texas"). Our principal non-bank subsidiary is Chase Securities Inc. ("CSI"), which is engaged in securities underwriting and dealing activities.

     On March 31, 1996, The Chase Manhattan Corporation ("heritage Chase") merged into Chemical Banking Corporation, which changed its name to "The Chase Manhattan Corporation." The merger was accounted for as a pooling-of-interests. Therefore, the information in this prospectus, the accompanying prospectus supplement and the other documents we file with the SEC are stated on a combined basis as if the merger had been in effect for all periods presented.

BUSINESS

     Our activities are internally organized, for operating purposes, into three major business franchises. A brief description of these business franchises is presented below.

  Global Banking

     Global Banking provides financing, advisory, sales and trading, trade finance, asset management and private banking services. Clients include corporations, institutions, governments and wealthy individuals located around the world. Global Banking operates in more than 50 countries, including major operations in all key international financial centers. Chase Texas (other than its consumer and global services businesses) is also included in Global Banking.

  Chase Technology Solutions

     Chase Technology Solutions combines the Company's global services businesses, information technology and operations, and electronic commerce initiatives into a single group. Global services is a leading provider of information and transaction services globally and includes custody, cash management, trust and other fiduciary services.

  National Consumer Services

     National Consumer Services included, as of June 30, 1998, the fourth-largest bank credit card issuer in the U.S., the third-largest originator and servicer of residential mortgages in the U.S., and a leading provider of auto financing and other consumer lending products. The Company and its subsidiaries maintain a leading market share position in the New York metropolitan tri-state area in serving the financial needs of consumers. We offer customers convenient access to financial services by telephone, personal computer and the internet and have the most branches and automated teller machines in the New York metropolitan tri-state area. National Consumer Services also has a small international consumer presence.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms that may apply to the Debt Securities. The particular terms of any Debt Securities will be described in the prospectus supplement relating to those Debt Securities.

     The Debt Securities will be either our senior debt securities (the "Senior Securities") or our subordinated debt securities (the "Subordinated Securities"). The Senior Securities will be issued under an Indenture dated as of December 1, 1989, as amended (the "Senior Indenture"), between us and Bankers Trust Company, as Trustee. The Subordinated Securities will be issued under an Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, and as further amended (the "Subordinated Indenture"), between us and U.S. Bank Trust National Association, as Trustee. The Senior Indenture and the Subordinated Indenture are together called the "Indentures".

     The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are exhibits to the registration statement of which this prospectus is a part (Registration Statement File No. 333-56573; the "Registration Statement"). Section references below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

     Neither Indenture limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount authorized by us from time to time. The Senior Securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness (as defined below under "Subordinated Securities -- Subordination"). In addition, under certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, the Subordinated Securities will be junior to all Additional Senior Obligations (as defined and to the extent set forth below under "Subordinated Securities -- Subordination").

     We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that the Company may be recognized as a creditor of those subsidiaries. Claims of creditors of our subsidiaries other than the Company include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or Subordinated Securities. The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular amounts, prices and terms of those Debt Securities. These terms may include:

     - the title and type of the Debt Securities;
     - any limit on the aggregate principal amount or aggregate initial offering price of the Debt Securities and the amount payable upon acceleration;
     - the purchase price of the Debt Securities;
     - the dates on which the principal of the Debt Securities will be payable;
     - the interest rates (including the interest rates, if any, applicable to overdue payments) of the Debt Securities, or the method for determining those rates, and the interest payment dates for the Debt Securities;
     - the places where payments may be made on the Debt Securities;
     - any mandatory or optional redemption provisions applicable to the Debt Securities;
     - any sinking fund or analogous provisions applicable to the Debt
       Securities;
     - the authorized denominations of the Debt Securities (if other than $1,000 and integral multiples of $1,000);
     - if other than U.S. dollars, the currency or currencies, including European Currency Units ("ECU"), the euro and other composite currencies, in which payments on the Debt Securities will be payable (which currencies may be different for principal, premium and interest payments);
     - any conversion or exchange provisions applicable to the Debt Securities;
     - any Events of Default applicable to the Debt Securities (if not set forth in the applicable Indenture); and
     - any other specific terms of the Debt Securities.

     Some of the Debt Securities may be issued as original issue discount Debt Securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to Original Issue Discount Securities or relating to certain other kinds of Debt Securities that may be offered, including Debt Securities linked to an index or payable in currencies other than U.S. dollars.

     The Debt Securities will be issued only in fully registered form without coupons. The Indentures also provide that Debt Securities of a series may be issued as permanent global Debt Securities. See "Permanent Global Debt Securities" below. No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of any taxes or other governmental charges.

     Unless otherwise specified in the prospectus supplement, principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable at the corporate trust office of the Bank in New York City. Transfers or exchanges of Debt Securities may be made at the same location. Payment of interest on any Debt Securities may be made at our option by check mailed to the registered holders of the Debt Securities at their registered addresses. In connection with any payment on a Debt Security, we may require the holder to certify information to the Company. In the absence of such certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     Neither Indenture limits our ability to enter into a highly leveraged transaction or provides special protection to holders of Debt Securities in the event of such a transaction. In addition, neither Indenture provides special protection in the event of a sudden and dramatic decline in the credit quality of the Company resulting from a takeover, recapitalization or similar restructuring of the Company.

     We may issue Debt Securities upon the exercise of warrants ("Debt Warrants") issued with other Debt Securities or upon exchange or conversion of exchangeable or convertible Debt Securities. The prospectus supplement will describe the specific terms of any Debt Warrants or of any exchangeable or convertible securities. It will also describe the specific terms of the Debt Securities issuable upon the exercise, exchange or conversion of those securities. See "Description of Securities Warrants" below.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured general obligations of the Company, will constitute Senior Indebtedness (as defined below) of the Company, and will have the same rank as our other Senior Indebtedness.

     Limitation on Disposition of Stock of the Bank. The Senior Indenture contains a covenant by us that, so long as any of the Senior Securities are outstanding (but subject to our rights in connection with our consolidation or merger with or into another person or a sale of our assets), neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of Voting Stock of the Bank (or any securities convertible into, or options, warrants or rights to purchase shares of Voting Stock of the Bank), except to the Company or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its Voting Stock (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of its Voting Stock), nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary. These restrictions will not apply if (i) any disposition of Voting Stock of the Bank (or any securities convertible into, or options, warrants or rights to purchase shares of Voting Stock of the Bank) is made for fair market value, as determined by our Board of Directors of the Company or the Intermediate Subsidiary, and

(ii) after giving effect to the transaction, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding Voting Stock of the Bank (or any successor to the Bank) free and clear of any security interest. The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation the Company, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the Voting Stock of the resulting bank and no Event of Default, (and no event which, after notice or lapse of time or both, would become an Event of Default), shall have happened and be continuing. An Intermediate Subsidiary is defined in the Senior Indenture as a Subsidiary (i) that is organized under the laws of any domestic jurisdiction and (ii) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of such capital stock, are owned directly by the Company, free and clear of any security interest. The above covenant does not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the Senior Indenture. (Section 1006).

     Events of Default. The Senior Indenture defines an Event of Default with respect to any series of Senior Securities as any one of the following events:

          (i) default in payment of interest on any Senior Security of that series and continuance of that default for 30 days;

          (ii) default in the payment of principal of (or premium, if any, on) any Senior Security of that series at Maturity;

          (iii) default in the deposit of any sinking fund payment and continuance of that default for 5 days;

          (iv) failure by the Company for 60 days after notice to perform any of the other covenants or warranties in the Senior Indenture applicable to that series;

          (v)(A) failure by the Company to pay indebtedness for borrowed money, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, at the date of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of any of the Company's indebtedness for borrowed money, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to, or securing, the indebtedness for money borrowed and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

          (vi) certain events of bankruptcy, insolvency or reorganization of the Company or the Bank; and

          (vii) any other Event of Default specified with respect to Senior Securities of that series. (Section 501).

     If any Event of Default with respect to Senior Securities of any series occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, a specified portion of the principal amount) of all Senior Securities of that series to be due and payable immediately. No such declaration is required upon certain events of bankruptcy. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority in principal amount of the Outstanding Senior Securities of that series. (Sections 502 and 513).

     The prospectus supplement will describe any particular provisions relating to the acceleration of the Maturity of a portion of the principal amount of Original Issue Discount Securities upon an Event of Default.

     The Senior Indenture requires the Trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of Senior Securities, give the holders of that series notice of the default if uncured or not waived. However, the Trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the Senior Trustee may not withhold this notice in the case of a payment default. The above notice shall not be given until 60 days after the occurrence of a default in the performance of a covenant in the Senior Indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to Senior Securities of that series. (Section 602).

     Other than the duty to act with the required standard of care during a default, the Trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of Senior Securities, unless the holders have offered to the Trustee reasonable security or indemnity. (Section 603). The Senior Indenture provides that the holders of a majority in principal amount of Outstanding Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. However, the Trustee may decline to act if the direction is contrary to law or the Senior Indenture. (Section 512).

     The Senior Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1007).

     Defeasance and Covenant Defeasance. The Senior Indenture contains a provision that, if made applicable to any series of Senior Securities, permits the Company to elect (i) to defease and be discharged from all of our obligations (subject to limited exceptions) with respect to any series of Senior Securities then outstanding ("defeasance") and/or (ii) to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or a cross-default ("covenant defeasance"). To make either of the above elections, we must deposit in trust with the Trustee money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those Senior Securities. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an Opinion of Counsel that the holders of the Senior Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance. That opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law.

     Under Federal income tax law as of the date of this prospectus, defeasance would likely be treated as a taxable exchange of Senior Securities for interests in the defeasance trust. As a result, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Senior Securities and the value of the holder's proportionate interest in the defeasance trust. That holder would thereafter be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under Federal income tax law as of the date of this prospectus, covenant defeasance would ordinarily not be treated as a taxable exchange of Senior Securities. Purchasers of Senior Securities should consult their own advisors as to the tax consequences to them of defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

     If we exercise our covenant defeasance option with respect to a particular series of Senior Securities, then even if there were a default under the related covenant, payment of those Senior Securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of Senior Securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those Senior Securities may not be accelerated because of any Event of Default. If we exercise our defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on those Senior Securities. This is because the required deposit of money and/or U.S. Government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Senior Indenture. We and the Trustee may make modifications and amendments to the Senior Indenture with the consent of the holders of not less than a majority in principal amount of each series of Outstanding Senior Securities affected by the modification or amendment. However, without the consent of each affected holder, no such modification may (i) change the Stated Maturity of any Senior Security of any series, (ii) reduce the principal amount of (or premium, if any, on) any Senior Security, (iii) reduce the rate of payment of interest on any Senior Security or change certain other provisions relating to the yield of the Senior Securities,
(iv) change the currency or currencies in which any Senior Security is payable,
(v) reduce the percentage of holders of Outstanding Senior Securities of any series required to consent to any modification, amendment or waiver under the Senior Indenture, or (vi) change the provisions in the Senior Indenture that relate to its modification or amendment. (Section 902).

     We and the Trustee may amend the Senior Indenture in certain circumstances without the consent of the holders of Senior Securities in the event we merge with another person, to replace the Trustee, to effect modifications that do not affect any outstanding series of Senior Securities, and for certain other purposes.

     Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any Senior Securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into the Company, provided that: (i) the successor is a person organized under U.S. law; (ii) the successor person, if not us, assumes our obligations on the Senior Securities and under the Senior Indenture; (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801).

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured general obligations of the Company. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The Subordinated Indenture does not limit the amount of debt (including Senior Indebtedness) or Additional Senior Obligations which we may incur. As of June 30, 1998, Senior Indebtedness and Additional Senior Obligations (as defined below) of the Company aggregated approximately $12.1 billion.

     Unless otherwise specified in the prospectus supplement, the maturity of the Subordinated Securities will be subject to acceleration only upon our bankruptcy or reorganization. See "Defaults and Waivers" below.

     The holders of Subordinated Securities of a series that is specified to be convertible into Common Stock ("Subordinated Convertible Securities") will be entitled at certain times specified in the prospectus supplement to convert any Subordinated Convertible Securities of that series into Common Stock, at the conversion price set forth in the prospectus supplement.

     The holders of Subordinated Securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of Subordinated Securities for Capital Securities (as defined below). The terms of any such exchange and of the Capital Securities that will be issued upon such exchange will be described in the prospectus supplement. (Article Seventeen). "Capital Securities" may consist of our Common Stock, perpetual preferred stock or other capital securities of the Company acceptable to our primary Federal banking regulator. Currently, our primary Federal banking regulator is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Whenever Subordinated Securities are exchangeable for Capital Securities, we will be obligated to deliver Capital Securities with a market value equal to the principal amount of those Subordinated Securities. In addition, we will unconditionally undertake, at our expense, to sell the Capital Securities in a sale (the "Secondary Offering") on behalf of any holders who elect to receive cash for the Capital Securities. The Common Stock is described below under "Description of Common Stock". A general description of our preferred stock is set forth below under "Description of Preferred Stock".

     Subordination. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, under certain circum-stances described below, to all Additional Senior Obligations.

     The Subordinated Indenture defines "Senior Indebtedness" to mean the principal of (and premium, if any) and interest on all indebtedness for money borrowed by us, whether outstanding on the date the Subordinated Indenture became effective or created, assumed or incurred after that date (including all indebtedness of another person for money borrowed that we guarantee). However, Senior Indebtedness does not include (A) Subordinated Securities issued under the Subordinated Indenture, (B) Antecedent Company Subordinated Indebtedness (as defined below), (C) Assumed MHC Subordinated Indebtedness (as defined below),
(D) Assumed Old Chase Subordinated Indebtedness (as defined below) and (E) other debt of ours which is expressly stated to have the same rank as the Subordinated Securities or to rank not senior to the Subordinated Securities (such other debt is referred to as "Other Subordinated Indebtedness").

     The Subordinated Indenture defines "Additional Senior Obligations" to mean all indebtedness of the Company for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except for Senior Indebtedness and except for obligations which are expressly stated to have the same rank as or to be junior to the Subordinated Securities.

     At June 30, 1998, we had approximately $2.8 billion of Subordinated Securities issued and outstanding under the Subordinated Indenture and we had approximately $436 million of Other Subordinated Indebtedness outstanding that ranked equally with the Subordinated Securities.

     Antecedent Company Subordinated Indebtedness means all outstanding subordinated indebtedness of the Company issued prior to December 15, 1992 (other than Assumed MHC Subordinated Indebtedness and Assumed Old Chase Subordinated Indebtedness). At June 30, 1998, we had approximately $1.0 billion of Antecedent Company Subordinated Indebtedness outstanding.

     Assumed MHC Subordinated Indebtedness means all outstanding subordinated indebtedness of the Company which was assumed by us as a result of the merger of Manufacturers Hanover Corporation into the Company on December 31, 1991. At June 30, 1998, we had approximately $150 million of Assumed MHC Subordinated Indebtedness outstanding.

     Assumed Old Chase Subordinated Indebtedness means all outstanding subordinated indebtedness of heritage Chase which was assumed by us as a result of the merger of heritage Chase into the Company. At June 30, 1998, we had approximately $3.6 billion of Assumed Old Chase Subordinated Indebtedness outstanding.

     Under the Subordinated Indenture, no payment may be made on the Subordinated Securities and no exchange for Capital Securities may be made in the event:

     - we have failed to pay all amounts of principal (and premium, if any) and interest, if any, due on all Senior Indebtedness; or

     - there shall exist any event of default or any event which, with notice or lapse of time or both, would become such an event of default on any Senior Indebtedness.

     In addition, upon our dissolution, winding-up, liquidation or reorganization: (i) the holders of Senior Indebtedness will be paid the full amounts of principal (and premium, if any) and interest, if any, before any payment or distribution is made on the Subordinated Securities, and (ii) if, after such payments on the Senior Indebtedness have been made, (A) there are amounts available for payment on the Subordinated Securities and (B) creditors in respect of Additional Senior Obligations have not received their full payments, then amounts available for payment on the Subordinated Securities will first be used to pay in full all such Additional Senior Obligations before any payment will be made on the Subordinated Securities.

     No series of our subordinated securities will be subordinated to any of our other series of subordinated securities. However, Antecedent Company Subordinated Indebtedness is subordinated only to Senior Indebtedness; Subordinated Securities and Other Subordinated Indebtedness are subordinated to Senior Indebtedness and, in certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Additional Senior Obligations; Assumed MHC Subordinated Indebtedness is subordinated to Senior Indebtedness, Additional Senior Obligations and all of our other obligations to our creditors, except any obligation which is expressly stated to have the same rank as, or to rank not senior to, the Assumed MHC Subordinated Indebtedness; and Assumed Old Chase Subordinated Indebtedness is subordinated to Senior Indebtedness, Additional Senior Obligations and all of our other obligations to our creditors, except any obligation which is expressly stated to have the same rank as, or to rank junior to, the Assumed Old Chase Subordinated Indebtedness. As a result of the differences between the subordination provisions applicable to the Subordinated Securities, the Antecedent Company Subordinated Indebtedness, the Other Subordinated Indebtedness, the Assumed MHC Subordinated Indebtedness and the Assumed Old Chase Subordinated Indebtedness, in the event of our dissolution, winding-up, liquidation or reorganization, the holders of Subordinated Securities and Other Subordinated Indebtedness may receive less, ratably, than the holders of Antecedent Company Subordinated Indebtedness, but more, ratably, than the holders of Assumed MHC Subordinated Indebtedness and Assumed Old Chase Subordinated Indebtedness.

     Limitation on Disposition of Voting Stock of the Bank. Except as noted below, the Subordinated Indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank. The Subordinated Indenture also does not prohibit the Bank from issuing any shares of, securities convertible into, or options, warrants or rights to purchase shares of, its voting stock. However, the Subordinated Indenture does contain a covenant, which is for the exclusive benefit of holders of the Antecedent Company Subordinated Indebtedness and which is subject to the provisions described below under "Consolidation, Merger and Sale of Assets", that we will not sell or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank, nor will we permit the Bank to issue any shares of, securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank. However, the covenant does not prohibit: (i) issuances or sales of directors' qualifying shares; (ii) issuances or sales of shares to us; (iii) sales or other dispositions or issuances for fair market value, as determined by our Board of Directors, so long as we would continue to own directly or indirectly not less than 80% of the issued and outstanding shares of the voting stock of the Bank; (iv) sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and (v) sales of voting stock by the Bank to its shareholders if such sales do not reduce the percentage of shares of voting stock owned by us. (Section 5.07).

     Defaults and Waivers. The Subordinated Indenture defines an Event of Default with respect to any series of Subordinated Securities as (i) any one of certain events of bankruptcy or reorganization affecting the Company and (ii) any other Event of Default specified with respect to Subordinated Securities of that series. (Section 7.01). If an Event of Default occurs and is continuing with respect to any outstanding series of Subordinated Securities, the Trustee or the holders of at least 25% in aggregate principal amount of that outstanding series of Subordinated Securities may declare the principal (or, in the case of original issue discount Subordinated Securities, a specified amount of principal) of all Subordinated Securities of that series to be due and payable immediately in cash. Subject to certain conditions, any such declaration may be annulled, and certain past defaults may be waived, by the holders of not less than a majority in aggregate principal amount of the Subordinated Securities of that series. (Section 7.01). The right of the holders of Subordinated Securities of a series to demand payment in cash upon the occurrence and continuance of an Event of Default continues to exist so long as the Subordinated Securities of that series have not been exchanged or converted. Any such right to enforce such payment in cash would, in the event of the bankruptcy or reorganization of the Company, be subject to the broad equity powers of a Federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the Subordinated Securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of Subordinated Securities may waive any past default or Event of Default, except a payment default. (Section 7.07).

     Unless otherwise provided in the terms of a series of Subordinated Securities, there will be no right of acceleration of the payment of principal of the Subordinated Securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any Capital Securities in exchange for Subordinated Securities) or in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

     The Subordinated Indenture requires the Trustee, within 90 days after the occurrence of a default with respect to the Subordinated Securities of any series, to give the holders of that series notice of all uncured defaults known to it (the term "default" being defined to include the events specified above without grace periods or notice). However, except in certain cases (involving the bankruptcy or reorganization of the Company, a payment default or a default in the obligation to deliver Capital Securities in exchange for Subordinated Securities), the Trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. (Section 7.08). We are required to furnish to the Trustee annually an officers' certificate as to the absence of defaults under the Subordinated Indenture. (Section 5.06).

     Other than the duties of the Trustee to act with the required standard of care during a default, the Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of the Subordinated Securities, unless those holders shall have offered to the Trustee reasonable security or indemnity. Subject to that provision for security or indemnification, the holders of a majority in principal amount of the Subordinated Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to the Subordinated Securities of that series. (Sections 7.07 and 8.02).

     Modification of the Subordinated Indenture. The Subordinated Indenture contains provisions permitting us and the Trustee to modify the Subordinated Indenture or the rights of the holders of the Subordinated Securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the Subordinated Securities affected by the modification. However, no such modification may, without the consent of each holder of the Subordinated Security affected by the modification: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Subordinated Security; (ii) reduce the principal amount of (or premium, if any) or interest, if any, on any Subordinated Security; (iii) reduce the portion of the principal amount of an original issue discount Subordinated Security payable upon acceleration of the maturity thereof; (iv) reduce any amount payable upon redemption of any Subordinated Security; (v) change the place or places where, or the currency in which, any Subordinated Security or any premium or the interest thereon is payable; (vi) change the definition of "Market Value"; (vii) impair the right of any holders of Subordinated Securities of any series to receive on any Exchange Date for Subordinated Securities of that series Capital Securities with a Market Value equal to that required by the terms of the Subordinated Securities; (viii) impair the conversion rights (if any) of any holders; (ix) impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Subordinated Security (including any right of redemption at the option of the holder of that Subordinated Security) or impair any rights to the delivery of Capital Securities in exchange for any Subordinated Security or to require the Company to sell Capital Securities in a Secondary Offering or to require the delivery of Common Stock, Debt Securities or other property upon conversion of Subordinated Securities; (x) reduce the above-stated percentage of Subordinated Securities of any series the consent of the holders of which is necessary to modify or amend the Subordinated Indenture or reduce the percentage of Subordinated Securities of any series the holders of which are required to waive any past default or Event of Default; or (xi) modify the foregoing requirements. (Section 11.02).

     The Subordinated Indenture permits us and the Trustee to amend the Subordinated Indenture in certain circumstances without the consent of the holders of Subordinated Securities in the event of the merger of the Company, the replacement of the Trustee, to effect modifications which do not affect any outstanding series of Subordinated Securities and for certain other purposes. (Section 11.01).

     Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets as an entirety to any other corporation, unless (i) we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of Capital Securities) and premium, if any, and interest, if any, on the Subordinated Securities and the performance and observance of all the covenants and conditions of the Subordinated Indenture binding upon us, and (ii) we or the successor corporation shall not, immediately after such merger or consolidation or such sale or conveyance, be in default in the performance of any such covenant or condition. (Article Twelve).

PERMANENT GLOBAL DEBT SECURITIES

     Certain series of the Debt Securities may be issued as permanent global Debt Securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to Debt Securities issued in permanent global form and for which The Depositary Trust Company ("DTC") acts as depositary (the "Global Debt Securities").

     Each Global Debt Security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Debt Securities are not exchangeable for definitive certificated Debt Securities.

     Ownership of beneficial interests in a Global Debt Security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Debt Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Debt Security. Ownership of beneficial interests in a Global Debt Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Debt Securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     We have been advised by DTC that upon the issuance of a Global Debt Security and the deposit of that Global Debt Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that Global Debt Security to the accounts of its participants.

     Payment of principal of, and interest on, Debt Securities represented by a Global Debt Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Debt Security representing those Debt Securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a Global Debt Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Debt Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Debt Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, the Trustees nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent Global Debt Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A Global Debt Security is exchangeable for definitive Debt Securities registered in the name of, and a transfer of a Global Debt Security may be registered to, any person other than DTC or its nominee, only if:

          (a) DTC notifies us that it is unwilling or unable to continue as depositary for that Global Debt Security or at any time DTC ceases to be registered under the Exchange Act;

          (b) we determine in our discretion that the Global Debt Security shall be exchangeable for definitive Debt Securities in registered form; or

          (c) there shall have occurred and be continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default under the Debt Securities.

     Any Global Debt Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the Global Debt Security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive Debt Securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the Global Debt Security. Any principal and interest will be payable, the transfer of the definitive Debt Securities will be registerable and the definitive Debt Securities will be exchangeable at the corporate trust office of the Bank in the Borough of Manhattan, The City of New York, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled to that interest payment as of the record date and as shown on the register for the Debt Securities.

     Except as provided above, owners of the beneficial interests in a Global Debt Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders of Debt Securities for any purpose under the Indentures. No Global Debt Security shall be exchangeable except for another Global Debt Security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Debt Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Global Debt Security or the Indentures.

     The Company understands that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Debt Security desires to give or take any action that a holder is entitled to give or take under the Debt Securities or the Indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

INFORMATION CONCERNING THE TRUSTEES

     We, the Bank and certain other of our subsidiaries maintain deposits with, and conduct other banking transactions with, the Trustees under each of the Indentures in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Our Restated Certificate of Incorporation (the "Charter") authorizes our Board of Directors or a committee of our Board of Directors (the "Board of Directors") to cause preferred stock to be issued in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 200,000,000 shares of preferred stock, $1 par value per share ("preferred stock"), and can determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend the Charter to increase the number of authorized shares of preferred stock in a manner permitted by the Charter and the Delaware General Corporation Law ("DGCL"). As of the date of this prospectus, we have seven series of preferred stock outstanding, which are described below under "Outstanding Preferred Stock".

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears (as described below under "Voting Rights"), that series may then be deemed a "class of voting securities." In that case, a holder of 25% or more of the series (or a holder of 5% or more if that holder would also be considered to exercise a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition,
(i) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and
(ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

     The particular terms of any series of preferred stock being offered by us under this shelf registration (the "Preferred Stock") will be described in the prospectus supplement relating to that series of Preferred Stock. Those terms may include:

     - the number of shares of the series of Preferred Stock being offered;
     - the title and liquidation preference per share of that series of the Preferred Stock;
     - the purchase price of the Preferred Stock;
     - the dividend rate (or method for determining such rates);
     - the dates on which dividends will be paid;
     - whether dividends on that series of Preferred Stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;
     - any redemption or sinking fund provisions applicable to that series of Preferred Stock;
     - any conversion provisions applicable to that series of Preferred Stock;
     - whether the Company has elected to offer Depositary Shares with respect to that series of Preferred Stock;
     - any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Stock.

     If the terms of any series of Preferred Stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of Preferred Stock. The following summary is not complete. You should refer to the Certificate of Designations relating to the series of the Preferred Stock for the complete terms of that Preferred Stock. That Certificate of Designations will be filed with the SEC promptly after the offering of the Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of Preferred Stock will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of the Preferred Stock we may issue in the future. The Preferred Stock will have no preemptive rights.

DIVIDEND RIGHTS

     Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on record dates determined by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of Preferred Stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

     No full dividends will be declared or paid on any series of Preferred Stock, unless full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) have been or contemporaneously are declared and paid on all other series of Preferred Stock which have the same rank as, or rank senior to, that Preferred Stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of Preferred Stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of Preferred Stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of Preferred Stock have been paid, no dividends will be declared or paid on the Common Stock and generally we may not redeem or purchase any Common Stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

     In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to each series of Preferred Stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of Common Stock. If the amounts payable with respect to Preferred Stock of any series and any stock having the same rank as that series of Preferred Stock are not paid in full, the holders of Preferred Stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

REDEMPTION

     Any series of Preferred Stock may be redeemable, in whole or in part, at our option. In addition, any series of Preferred Stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of Preferred Stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

     If a series of Preferred Stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the Preferred Stock, the number of shares of the Preferred Stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of Preferred Stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of Preferred Stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

     If fewer than all the outstanding shares of any series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

     In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of Preferred Stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of Preferred Stock, except by an offer made on the same terms to all holders of that series of Preferred Stock.

CONVERSION RIGHTS

     The prospectus supplement will state the terms, if any, on which shares of a series of Preferred Stock are convertible into shares of Common Stock or another series of our preferred stock. As described under "Redemption" above, under certain circumstances, Preferred Stock may be mandatorily converted into Common Stock or another series of our preferred stock.

VOTING RIGHTS

     Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we issue full shares of any series of Preferred Stock, each share will be entitled to one vote on matters on which holders of that series of Preferred Stock are entitled to vote. However, as more fully described below under "Depositary Shares", if we issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each Depositary Share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of Preferred Stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of Preferred Stock.

     If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of Preferred Stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of all outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she shall have been elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph "default" means that accrued and unpaid dividends on the applicable series shall be equal to or greater than the equivalent of six quarterly dividends.

     Unless otherwise specified in the prospectus supplement, the terms of each series of Preferred Stock will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to (a) create any class or series of stock having a preference over any outstanding series of preferred stock or (b) change the provisions of the Charter in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock. The terms of the Preferred Stock will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

OUTSTANDING PREFERRED STOCK

     As of the date of this prospectus, we have eight series of preferred stock issued and outstanding, as described in the following table:

                                  STATED VALUE AND                   OUTSTANDING AT    EARLIEST    RATE IN EFFECT AT
                                  REDEMPTION PRICE                      JUNE 30,      REDEMPTION       JUNE 30,
                                    PER SHARE(a)        SHARES            1998           DATE            1998
                                  ----------------   -------------   --------------   ----------   -----------------
                                                     (IN MILLIONS)   (IN MILLIONS)

10.50% Cumulative...............      $ 25.00             5.6             $140         9/30/1998(b)      10.500%
Adjustable Rate, Series L
  Cumulative....................       100.00             2.0              200         6/30/1999         5.040(c)
Adjustable Rate, Series N
  Cumulative....................        25.00             9.1              228         6/30/1999         5.100(c)
9.76% Cumulative................        25.00             4.0              100         9/30/1999         9.760
10.96% Cumulative...............        25.00             4.0              100         6/30/2000        10.960
10.84% Cumulative...............        25.00             8.0              200         6/30/2001        10.840
Fixed/Adjustable Rate
  Noncumulative.................        50.00             4.0              200         6/30/2003          4.96(d)

---------------
(a) Redemption price is price indicated in table, plus accrued but unpaid dividends, if any.
(b) This series will be redeemed on September 30, 1998.
(c) Floating rates are based on certain money market rates. The minimum and maximum rates are 4.50% and 10.50%, respectively, for each of Adjustable Rate, Series L Cumulative Preferred Stock and the Adjustable Rate, Series N Cumulative Preferred Stock.
(d) Dividends on this series for dividend periods commencing on or after July 1, 2003 will be at a floating rate based on certain money market rates (but subject to a minimum rate of 5.46% and a maximum rate of 11.46%). The amount of dividends payable may be adjusted, and the stock may be redeemed earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code of 1986, as amended, relating to the dividends received deduction.

     Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

     Dividends. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by the Board of Directors, on each March 31, June 30, September 30 and December 31. Dividends on all the outstanding preferred stock, other than the Fixed/ Adjustable Rate Noncumulative Preferred Stock, are cumulative. If we fail to declare a dividend on the Fixed/Adjustable Noncumulative Preferred Stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend periods.

     Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions, in the amount set forth opposite such series in the table above, plus accrued and unpaid dividends, if any, before any distribution of our assets is made to the holders of our Common Stock. Each of the outstanding series of preferred stock is redeemable at our option at a redemption price equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any. In addition, the shares of the Fixed/Adjustable Rate Noncumulative Preferred Stock may be redeemed earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code of 1986, as amended, relating to the dividends received deduction.

     Voting Rights. All currently outstanding series of preferred stock provide that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding preferred stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she shall have been elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series shall be equal to or greater than the equivalent of six quarterly dividends.

     Each series of the outstanding preferred stock other than the 10.96% Cumulative Preferred Stock and Adjustable Rate, Series L Cumulative Preferred Stock provides (and, unless otherwise specified in the prospectus supplement, each series of Preferred Stock issued after the date of this prospectus will provide) that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

     - create any class or series of stock having a preference over any outstanding series of preferred stock; or

     - alter or change the provisions of our Charter in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

     The 10.96% Cumulative Preferred Stock and Adjustable Rate, Series L Cumulative Preferred Stock each provide as follows:

     - the consent of holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of the Charter that would adversely affect the powers, preferences, privileges or rights of that series; and

     - the consent of the holders of at least two-thirds of the voting power of that series and each other series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize, issue, or reclassify any stock into, any additional class or series of stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exercisable for any such prior-ranking stock.

     Miscellaneous. No series of outstanding preferred stock is convertible into shares of our Common Stock or other of our securities. No series of outstanding preferred stock is subject to preemptive rights.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock and any Depositary Shares (see the description of Depositary Shares below). The registrar for the Preferred Stock will send notices to the holders of the Preferred Stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

DEPOSITARY SHARES

     General. We may, at our option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If we do, we will issue to the public receipts for Depositary Shares, and each of these Depositary Shares will represent a fraction (to be set forth in the prospectus supplement) of a share of a particular series of Preferred Stock.

     The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us (the "Depositary"). The Depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in shares of Preferred Stock underlying that Depositary Share, to all the rights and preferences of the Preferred Stock underlying that Depositary Share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be issued to those persons who purchase the fractional interests in the Preferred Stock underlying the Depositary Shares, in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Re-ceipt are filed as exhibits to the Registration Statement. The following summary of the Deposit Agreement, the Depositary Shares and the Depositary Receipts is not complete. You should refer to the forms of the Deposit Agreement and Depositary Receipts that are filed as exhibits to the Registration Statement.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to that Preferred Stock in proportion to the number of Depositary Shares owned by those holders.

     If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares. If a series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Stock. Whenever we redeem shares of Preferred Stock that are held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding, and all rights of the holders of those Depositary Shares will cease, except the right to receive any money, securities, or other property upon surrender to the Depositary of the Depositary Receipts evidencing those Depositary Shares.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares underlying that Preferred Stock. Each record holder of those Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock underlying that holder's Depositary Shares. The Depositary will try, as far as practicable, to vote the number of shares of Preferred Stock underlying those Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares underlying the Preferred Stock.

     Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by us or by the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution of the underlying Preferred Stock in connection with our liquidation, dissolution or winding up and the Preferred Stock has been distributed to the holders of Depositary Receipts.

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary

Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Miscellaneous. The Depositary will forward to holders of Depository Receipts all reports and communications from us that we deliver to the Depositary and that we are required to furnish to the holders of the Preferred Stock.

     Neither we nor the Depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary will be limited to the performance in good faith of our respective duties under the Deposit Agreement. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

PERMANENT GLOBAL PREFERRED SECURITIES

     Certain series of the Preferred Stock or Depositary Shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to Preferred Stock or Depositary Receipts issued in permanent global form and for which DTC acts as the depositary ("Global Preferred Securities").

     Each Global Preferred Security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Preferred Securities are not exchangeable for definitive certificated Preferred Stock or Depositary Receipts.

     Ownership of beneficial interests in a Global Preferred Security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Preferred Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Preferred Security. Ownership of beneficial interests in a Global Preferred Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Preferred Stock or Depositary Shares, as the case may be, represented by a Global Preferred Security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     We have been advised by DTC that upon the issuance of a Global Preferred Security and the deposit of that Global Preferred Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that Global Preferred Security to the accounts of its participants.

     Payments on Preferred Stock and Depositary Shares represented by a Global Preferred Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Preferred Security representing the Preferred Stock or Depositary Shares. We have been advised by DTC that upon receipt of any payment on a Global Preferred Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that Global Preferred Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Preferred Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a Global Preferred Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A Global Preferred Security is exchangeable for definitive certificated Preferred Stock or Depositary Receipts, as the case may be, registered in the name of, and a transfer of a Global Preferred Security may be registered to, a person other than DTC or its nominee, only if:

          (a) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Preferred Security or at any time DTC ceases to be registered under the Exchange Act; or

          (b) We determine in our discretion that the Global Preferred Security shall be exchangeable for definitive Preferred Stock or Depositary Receipts, as the case may be, in registered form.

     Any Global Preferred Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated Preferred Stock or Depositary Receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Preferred Security.

     Except as provided above, owners of the beneficial interests in a Global Preferred Security will not be entitled to receive physical delivery of certificates representing shares of Preferred Stock or Depositary Shares, as the case may be, and will not be considered the holders of Preferred Stock or Depositary Shares, as the case may be. No Global Preferred Security shall be exchangeable except for another Global Preferred Security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Preferred Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Preferred Stock or Depositary Shares, as the case may be.

     The Company understands that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Preferred Security desires to give or take any action that a holder of Preferred Stock or Depositary Shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     A brief description of DTC is set forth above under "Permanent Global Debt Securities."

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 1,500,000,000 shares of Common Stock. As of June 30, 1998, we had 881,534,410
shares of Common Stock issued (including 28,620,557 shares held in treasury) and had reserved approximately 148,209,447 shares of Common Stock for issuance under various employee or director incentive, compensation and option plans.

     The following summary is not complete. You should refer to the applicable provisions of the Charter, including the Certificates of Designations pursuant to which the outstanding series of preferred stock were issued, and to the DGCL for a complete statement of the terms and rights of the Common Stock.

     Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock).

     Voting Rights. Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the Certificate of Designations creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Common Stock.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock and may be attached to or separate from any offered securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between us and the Bank or another bank or trust company, as warrant agent (the "Securities Warrant Agent"). The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders or beneficial owners of Securities Warrants. This summary of certain provisions of the Securities Warrants and the Securities Warrant Agreement is not complete. You should refer to the Securities Warrant Agreement, including the forms of Securities Warrant Certificate representing the Securities Warrants, relating to the specific Securities Warrants being offered for the complete terms of the Securities Warrant Agreement and the Securities Warrants. That Securities Warrant Agreement, together with the terms of Securities Warrant Certificate and Securities Warrants, will be filed with the SEC promptly after the offering of the specific Securities Warrants.

     Each Securities Warrant will entitle the holder to purchase the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the Securities Warrant, unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the prospectus supplement.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of the Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including, (i) in the case of Securities Warrants for the purchase of Debt Securities, the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or (ii) in the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                        DESCRIPTION OF CURRENCY WARRANTS

     The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants that we may offer. The particular terms of the Currency Warrants and the extent, if any, to which general provisions described below do not apply to the Currency Warrants offered, will be described in the prospectus supplement. The following summary is not complete. You should refer to the Currency Warrants and the Currency Warrant Agreement relating to the specific Currency Warrants being offered for the complete terms of those Currency Warrants. The Currency Warrant and Currency Warrant Agreement will be filed with the SEC promptly after the offering of the specific Currency Warrants.

     Each issue of Currency Warrants will be issued under a warrant agreement (each, a "Currency Warrant Agreement") to be entered into between us and the Bank or another bank or trust company, as warrant agent (the "Currency Warrant Agent"). The Currency Warrant Agent will act solely as our agent under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of Currency Warrants.

     We may issue Currency Warrants either in the form of (i) currency put warrants, entitling the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "Designated Currency") for a specified amount of U.S. dollars (each, a "Currency Put Warrant"), or (ii) currency call warrants, entitling the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a Designated Currency for a specified amount of U.S. dollars (each, a "Currency Call Warrant").

     Prospective purchasers of Currency Warrants should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The prospectus supplement relating to each issue of Currency Warrants will describe those tax considerations.

     Unless otherwise specified in the applicable prospectus supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for such Currency Warrants will be the date the delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable Currency Warrant Agreement will contain a covenant from us that we will not seek delisting of the Currency Warrants, or suspension of their trading, on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

     Currency Warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the Currency Warrants will expire worthless. Further, the cash settlement value of Currency Warrants at any time prior to exercise or expiration may be less than the trading value of the Currency Warrants. The trading value of the Currency Warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the Currency Warrants, the relationship between the exercise price of the Currency Warrants and the price of the Desig-nated Currency, and the exchange rate associated with the Designated Currency. Because Currency Warrants are unsecured obligations of the Company, changes in our perceived creditworthiness may also be expected to affect the trading prices of Currency Warrants. Finally, the amount of actual cash settlement of a Currency Warrant may vary as a result of fluctuations in the price of the Designated Currency between the time instructions are given to exercise the Currency Warrant and the time the exercise is actually effected.

     Prospective purchasers should be prepared to sustain a loss of some or all of the purchase price of their Currency Warrants. Prospective purchasers of Currency Warrants should be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with their advisers of the suitability of the Currency Warrants in light of their particular financial circumstances, the information set forth under "Risk Factors" in the prospectus supplement relating to the particular issue of Currency Warrants and to the other information regarding the Currency Warrants and the Designated Currency set forth in this prospectus and the prospectus supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Securities Warrants or Currency Warrants (together referred to as the "Offered Securities") (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The applicable prospectus supplement will set forth the terms of the offering of any Offered Securities.

     If underwriters are utilized in the sale of the Offered Securities, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all the Offered Securities if any are purchased. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If underwriters are utilized in the sale of any Offered Securities, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the Offered Securities.

     If a dealer is utilized directly by us, we will sell the Offered Securities to the dealer, as principal. The dealer may then resell the Offered Securities to the public at varying prices to be determined by the dealer at the time of resale.

     Offered Securities may also be offered and sold through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

     Underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Under agreements which may be entered into by us, underwriters, dealers or agents who participate in the distribution of Offered Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make.

     The Offered Securities may be sold either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us, the Bank, Chase USA, Chase Texas or CSI or certain of our other subsidiaries in the ordinary course of business.

     Offers to purchase Offered Securities may be solicited directly by us. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with direct sales by us of the Offered Securities. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     Under Section 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member, such as CSI, participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of
Section 2720. CSI is considered to be an "affiliate" (as such term is defined in Section 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of CSI. The offer and sale of any Offered Securities by CSI or any other qualified affiliate of ours will comply with the requirements of
Section 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on CSI or such other affiliate of ours by the Federal Reserve Board.

     This prospectus and the related prospectus supplement may be used by direct or indirect wholly-owned subsidiaries of ours, including CSI, in connection with offers and sales related to secondary market transactions in the Offered Securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Offered Securities pursuant to Delayed Delivery Contracts (each a "Contract") providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which Contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any Contract will not be subject to any conditions except that any related sale of Offered Securities to underwriters shall have occurred and the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                                    EXPERTS

     The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for us by Simpson Thacher & Bartlett, New York, New York, and for any underwriters by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.

                                  [Chase Logo]